Exhibit 4.5

Proxy Agreement

THIS PROXY AGREEMENT (this "Agreement") is entered into as of September 30, 2022, in Beijing, China, by and among:

Party A: Beijing Glorywolf Co., Ltd.

Address: Room 1801-10, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party B1: ZHAO Peng

ID number: [* * *]

Party B2: YUE Xu

ID number: [* * *]

Party C: Beijing Huapin Borui Network Technology Co., Ltd.

Address: Room 1801-09, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

In this Agreement, Party A, Party B and Party C are hereinafter referred to individually as a "Party" and collectively as the "Parties".

WHEREAS:

1.	Party B is the current shareholder of Party C and holds 100% equity interest in Party C as of the date of this Agreement (hereinafter referred to as "Equity Interest in Party C ");
2.	Party A is a wholly foreign-owned enterprise incorporated in Beijing, China.
3.

The Parties hereto entered into an Exclusive Option Agreement (hereinafter referred to as the "Exclusive Option Agreement") dated September 30, 2022, under which, to the extent permitted by the Laws of the PRC and the appropriate conditions, if Party A, at its sole and absolute discretion, makes a purchase request: (a) Party B shall transfer all or part of its equity interest in Party C to Party A and/or any other entity or person designated by Party A upon its request; (b) Party C shall transfer all or part of its assets to Party A and/or any other entity or person designated by Party A upon its request;

4.

The Parties hereto entered into an Equity Pledge Agreement dated September 30, 2022 (the "Equity Pledge Agreement"), under which Party B pledges to Party A all of the equity interest owned by Party B in Party C (i.e., the Equity Interests in Party C) to secure the contractual obligations and secured indebtedness described therein;

5.	Party A, Party B and Party C entered into an Exclusive Technology and Service Cooperation Agreement dated September 30, 2022 (the "Technology and Service Cooperation

Agreement"), pursuant to which Party A provides exclusive technical services, technical consultations and other services to Party C.

6.

In order to ensure the performance of the Technology and Service Cooperation Agreement and the legitimate rights and interests of Party A, Party A, Party B and Party C intend to sign this Agreement in relation to entrusting Party A to exercise of shareholder's rights of Party B in Party C. Party B intends to entrust the individuals or entities designated by Party A to exercise its shareholder's rights (as defined below) in Party C, and Party A intends to designate such individuals or entities to receive the entrustment.

The Parties, after friendly consultation, hereby agree as follows:

1.	Entrusted Rights
1.1

Party B unconditionally and irrevocably undertakes that upon the execution of this Agreement, Party B will execute a Power of Attorney (hereinafter referred to as the "Power of Attorney") as set out in Annex I hereto to authorize respectively Party A or, as directed by Party A, the directors of its overseas parent company Kanzhun Limited and the liquidator or other successor acting for such directors (hereinafter referred to as the "Trustee") designated by Party A as Party B’s sole and exclusive Trustee to enjoy all the rights of shareholders of Party C in respect of matters relating to the equity interest in Party C on behalf of Party B in accordance with the articles of association of Party C and then effective applicable laws and regulations and to exercise the Corresponding Rights on behalf of Party B in all matters relating to Party C. Such rights (hereinafter referred to as the "Entrusted Rights") include but are not limited to:

1)	To propose, convene and attend the shareholders' meeting of Party C as Party B's agent in accordance with Party C's articles of association;
(2)

To exercise all shareholder’s rights and shareholder’s voting rights of Party C, to which Party B is entitled, in accordance with the Laws of the PRC (including any laws, regulations, rules, notices, interpretations or other binding documents issued by any central or local legislative, administrative or judicial authorities before or after the signing of this Agreement, hereinafter referred to as the "Laws of the PRC") and Party C's articles of association (including any other rights of shareholders as provided in such articles of association as amended), including but not limited to the right to dividends, sale or transfer or pledge or disposal of part or all of Party C's equity interest);

3)

To act as Party C's legal representative, or act as Party C's chairman, executive director or manager and/or designate, appoint or remove Party C's legal representative (chairman), directors, supervisors, chief executive officer (or manager) and other senior management personnel on behalf of Party B, in accordance with the specific provisions of election of legal representatives in Party C's articles of association; and take other legal actions against Party C's directors, supervisors or senior managers when their acts are detrimental to the interests of Party C or its shareholders;

4)

To sign resolutions of shareholders' meetings, minutes of shareholders' meetings and other documents and file documents with the relevant market supervision and administration department or submit the documents for approval, registration and filing or other legal documents related to the operation of the company to relevant regulatory authorities, retain signed documents (including but not limited to minutes and resolutions), sign and exercise documents related to shareholder's rights of Party C in respect of equity interest in its own name and on its own behalf, and file documents in the relevant company registry;

5)	To exercise voting rights on behalf of the registered shareholders of Party C in the event of the bankruptcy, liquidation, dissolution or termination of Party C;
6)	To distribute the remaining assets obtained after the bankruptcy, liquidation, dissolution or termination of Party C;
(7)	To make decisions on the submission and registration of documents relating to Party C to governmental authorities; and
8)

To exercise any shareholder's rights to deal with Party C's assets in accordance with the law, including but not limited to the right to manage the business related to its assets, the right to access its income and the right to acquire its assets.

1.2

Without limiting the generality of the rights granted under this Agreement, Party A shall have the right and power under this Agreement to execute on Party B’s behalf the transfer contract agreed and defined in the Exclusive Option Agreement (to which Party B is required to be a Party) and to perform the Equity Pledge Agreement and the Exclusive Option Agreement dated the same as this Agreement, to which Party B is a Party.

1.3

Party B hereby represents and warrants that Party B’s authority under Article 1.1 will not give rise to any actual or potential conflict of interest among Party B, Party C and Party A and/or the Trustee. In the event of a potential conflict of interest between Party B or Party C and Party A or Party A's foreign parent company or its subsidiaries, Party B will protect and not prejudice the interests of Party A or Party A's foreign parent company as a matter of priority. In the event that Party B (or Party B’s directors or senior managers) is also a director or senior manager of Party A or Party A’s parent company outside of China, Party B will authorize Party A or, at Party A’s direction, authorize other directors or senior managers other than Party B (or Party B’s directors or senior managers) to exercise the rights under Article 1.1. Party B shall not sign any document or make any commitment which is in conflict of interest with any legal document, such as an agreement, signed and being performed by Party C or Party A and its designees; Party B shall not causes a conflict of interest among Party B and Party A and its shareholders by the way of acts/omissions. If such conflict of interest arises (and Party A shall have the right to decide unilaterally whether or not such conflict of interest arises), Party B shall take measures to eliminate it as promptly as possible with the consent of Party A or Party A’s designee. If Party B refuses to do so, Party A shall be entitled to exercise the Purchase Option under the Exclusive Option Agreement.

1.4

Party B hereby undertakes that, unless Party A’s written consent is obtained, Party B shall not in any way directly or indirectly participate in, engage in, or hold interests (other than an interest of not more than 5%) in or assets of, any relevant entity which operates or may operate a business in competition with the business operated by Party C and its companies. Party A shall have the right to make the final decision on whether Party B has or may have the above-mentioned circumstances.

1.5

Party B hereby undertakes that in the event of the bankruptcy, liquidation, dissolution or termination of Party C, all assets including the equity interest in Party C acquired by Party B after the bankruptcy, liquidation, dissolution or termination of Party C will be transferred to Party A or its designee unconditionally without compensation or at the lowest price permitted by the Laws of the PRC at that time, or the liquidator at that time will, in the interest of protecting the direct or indirect shareholders and/or creditors of Party A, dispose of all assets including equity interest.

1.6

Party B agrees that Party A has the right to re-authorize and may re-authorize at its sole discretion other Parties to perform the provisions of Article 1.1. The Trustee and/or Party A shall exercise the entrusted rights in the same manner as if Party B had exercised the shareholder's rights in person. The authorization and entrustment of the rights is subject to the premise that the Trustee is a member of the board of directors of Party A or a Chinese citizen designated by the board of directors through consultation and Party B agrees to the said authorization and entrustment. When Party A gives a written notice to Party B to remove the Trustee, Party B shall immediately designate another entity or Chinese citizen designated by Party A at that time to exercise the above rights and sign a power of attorney as set out in Annex I hereto; otherwise, Party B shall not revoke the entrustment and authorization made to the Trustee and/or Party A.

1.7	Party B acknowledges, acknowledges and assumes legal responsibility for any legal consequences arising from the Trustee and/or Party A's exercise of the above rights.
1.8

All acts performed by the Trustee and/or Party A in relation to the exercise of the equity interest in Party C and/or the exercise of the entrusted right shall be deemed to be Party B's own acts and all documents signed shall be deemed to be signed by Party B. The Trustee and/or Party A may act in accordance with their own intention in doing the above acts without seeking Party B's prior consent, provided that the Trustee and/or Party A shall promptly inform Party B of a resolution of Party C or a proposal to convene an extraordinary shareholders' meeting of Party C. Party B hereby acknowledges and approves such acts and/or documents of the Trustee and/or Party A.

1.9

During the term of this Agreement, Party B agrees and acknowledges that it shall not exercise any rights relating to Party C's equity interests entrusted to Party A and/or the Trustee in this Agreement without Party A's prior written consent.

1.10

In the event of Party B's death, incapacity, marriage, divorce, bankruptcy or other circumstances that may affect the exercise of Party B's equity interest in Party C, Party B's successors (including spouse, children, parents, brothers, sisters, and grandparents) or shareholders or assignees then holding equity interests in Party C shall be deemed to be a Party to this Agreement and shall succeed to/assume all of Party B's rights and obligations under this Agreement.

1.11

The equity interest in Party C held by Party B is not common property between Party B and its spouse, and Party B's spouse does not own and has no control over the equity interest in Party C. Party B's management of Party C and other voting matters and the disposal of the equity interest in Party C held by Party B by virtue of its equity interest in Party C are not affected by its spouse.

2.	Right to Know
2.1

For the purpose of exercising the entrusted rights under this Agreement, Party A and/or the Trustee shall have the right to know Party C's company operation, business, customers, finance, employees and other relevant information and access to Party C's relevant information, and Party C shall fully cooperate with it.

3.	Exercise of Entrusted Rights
3.1

Party B will provide adequate assistance to the Trustee and/or Party A in exercising the entrusted rights, including signing relevant legal documents in a timely manner when necessary (e.g. to meet the requirements for submission of documents for approval, registration, filing by governmental authorities or to meet the laws, regulations, regulatory documents, articles of association or instructions or orders of other governmental authorities), including but not limited to resolutions of the shareholders' meeting of Party C made by the Trustee and/or Party A , or a power of attorney specifying the scope of specific authorization (if required by relevant laws and regulations or by the articles of association or other regulatory documents).

3.2

Party B irrevocably agrees that upon written request from Party A in relation to the exercise of the entrusted right, Party B shall take actions in accordance with the written request within three (3) days after receipt of such written request to satisfy Party A's requirements in relation to the exercise of the Entrusted Right.

3.3

If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights under this Agreement cannot be effected for any reason (unless a default is committed by Party B or Party C), the Parties shall immediately seek an alternative that most closely resembles the provision that cannot be effected and, if necessary, enter into a supplemental agreement to modify or adjust the terms of this Agreement to ensure that the purposes of this Agreement can continue to be achieved.

4.	Disclaimer and Indemnity
4.1

The Parties acknowledge that in no event shall Party A be required to assume any liability or make any compensation, financially or otherwise, to the other Parties or any third party in connection with the exercise by Party A and/or its designated trustee of its entrusted rights under this Agreement.

4.2

Party B and Party C agree to indemnify and hold Party A harmless from all losses that Party A has suffered or may suffer as a result of its and/or its designated trustee’s exercise of the entrusted rights, including but not limited to any losses arising from any litigation, recovery, arbitration, claim or administrative investigation or punishment by governmental authorities brought against it by any third party. However, if the loss is caused by intentional or gross negligence of Party A and/or the Trustee, such loss shall not be compensated.

5.	Representations and Warranties
5.1	Party B hereby represents and warrants as follows:
5.1.1	Party B has full and independent legal standing and legal capacity and has been duly authorized to execute, deliver and perform this Agreement and it can sue and be sued as a separate entity.
5.1.2

It has the full right and power to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions described herein, and it has the full right and power to consummate the transactions described herein. This Agreement shall be legally and properly executed and delivered by it. This Agreement constitutes a legal and binding obligation on it and is enforceable against it in accordance with the terms and conditions hereof.

5.1.3

Party B is a legal shareholder of Party C registered with industrial and commercial registration authority and recorded in the register of shareholders at the time when this Agreement comes into effect, and the entrusted rights except the rights created under this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement are not subject to any third party rights. Pursuant to this Agreement, Party A and/or the Trustee may fully and adequately exercise the Entrusted Rights in accordance with the articles of association of Party C then in force.

5.1.4

Its execution, delivery and performance of this Agreement and the consummation of the transactions hereunder shall not violate the provisions of the Laws of the PRC and shall not be in breach of any agreement, contract or other arrangement entered into by it with any third party and binding on it.

5.2	Party A and Party C hereby severally represent and warrant as follows:
5.2.1

It is a limited liability company duly incorporated and legally existing under the laws of its place of incorporation, with independent legal personality; has full and independent legal status and legal capacity to execute, deliver and perform this Agreement. It can sue and be sued as a separate entity.

5.2.2

It has the full right and authority in the company to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions described herein, and it has the full right and power to consummate the transactions described herein.

5.3	Party C further represents and warrants as follows:

5.3.1

Party B is the legal shareholder of Party C registered with industrial and commercial registration authority and recorded in the register of shareholders at the time when this Agreement comes into effect. The entrusted rights other than the rights created by this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement, are not subject to any third party rights. Under this Agreement, Party A and/or the Trustee may fully and adequately exercise the Entrusted Rights in accordance with the articles of association of Party C then in force.

5.3.2

Its execution, delivery and performance of this Agreement and the consummation of the transactions hereunder do not violate the provisions of the Laws of the PRC, or the article of associations, rules and regulations or other organizational documents of such Party, and do not violate any agreement, contract or other arrangement entered into by it with any third party and by which it is bound.

6.	Transfer

We shall have the right to re-authorize or transfer rights under this Agreement and/or the rights in relation to this Agreement to any other person or entity at Party A’s sole discretion without prior notice to or consent from Party B or Party C.

7.	Term of Agreement
7.1

If Party B or Party B's successor or the then assignee of Party C's Equity Interest is a shareholder of Party C, this Agreement shall be effective, irrevocable and continuously valid from the date of its execution unless Party A gives written instructions to the contrary or unless Party A terminates this Agreement in advance in accordance with Article 7.2 or Article 8 of this Agreement. Upon a written notice from Party A to Party B to terminate this Agreement in whole or in part or to change the Trustee, Party B will immediately withdraw the entrustment and authority given to Party A and the Trustee hereunder and, upon Party A’s written instruction, immediately execute a power of attorney in the same form as the power of attorney in Annex I hereto and give the same entrustment and authority to the other persons or entities designated by Party A as set out in this Agreement.

7.2

This Agreement shall automatically terminate once PRC law allows Party A or Party A's overseas parent company or its directly or indirectly controlled subsidiaries to directly hold equity interest in Party C and legally engage in the business operated by Party C, on the date when Party A or its designated entity is duly registered as the sole shareholder of Party C.

8.	Liability for Breach
8.1

The Parties agree and acknowledge that if any Party (hereinafter referred to as the "Breaching Party") breaches any of the provisions hereof, or fails to perform or delay in performing any of its obligations hereunder, such breach or failure shall constitute a default hereunder (hereinafter referred to as a "Default"), which entitles the non-breaching party to require the Breaching Party to cure or remedy the default within a reasonable period of time. If the Breaching Party does not cure or remedy the default within a reasonable period of time or within ten (10) days after the other Parties notify the Breaching Party in writing of the cure request, then

8.1.1	If Party B or Party C is the Breaching Party, the non-breaching party has the right to unilaterally and immediately terminate this Agreement and claim damages from the Breaching Party;
8.1.2

If Party A is the Breaching Party, the non-breaching party shall waive Party A’s obligations to pay damages and shall not in any event have any right to terminate or rescind this Agreement unless otherwise provided by law.

8.2	Notwithstanding any other provision of this Agreement, the provisions of this Article 8 shall survive the termination of this Agreement.
9.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement is confidential. Each Party shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of the other Parties, except (a) information publicly known (but not by reason of disclosure to the public by one of the recipients of the information); (b) information disclosed in accordance with applicable laws or the rules or regulations of any stock exchange; or (c) information required to be disclosed by Party B to Party B’s legal counsel or financial advisor in connection with the transactions contemplated by this Agreement, and such legal counsel or financial advisor shall be subject to confidentiality obligations similar to those in this Article. Any disclosure of any Confidential Information by a person or body engaged by any Party shall be deemed to be a disclosure by such Party of such Confidential Information, and the Party shall be liable for any breach of this Agreement. This Article shall survive termination of this Agreement for any reason whatsoever.

10.	Governing Law and Dispute Resolution
10.1	The execution, validity, interpretation, performance, modification and termination of this Agreement, and the settlement of disputes under this Agreement shall be governed by the laws of China.
10.2

In the event of any dispute arising out of the interpretation and performance of this Agreement, the Parties shall first resolve the dispute by amicable negotiation. If within thirty (30) days after any Party requests the other Parties to settle the dispute by negotiation the Parties fail to resolve such dispute, then any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for settlement through arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing and the language of the arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties. After the arbitral award becomes effective, any Party shall have the right to apply to a court of competent jurisdiction for the enforcement of the arbitral award. The arbitral tribunal may impose restrictions on and/or dispose of Party C's equity interests, assets or property interests (including but not limited to by way of compensation), prohibit the transfer or disposal or make other relevant remedies or compensate Party A's losses caused due to the default of the other Parties to this Agreement, impose restrictions on or compulsory transfer of assets in relation to the relevant business to award injunctive relief or liquidate Party C, etc. Such awards shall be enforced by the Parties. If necessary, the arbitral institution shall have the right to rule that the Breaching Party shall immediately cease the default or that the Breaching Party shall not carry out any act that may cause further damage to Party A before making a final decision on the dispute among the Parties. A court of competent jurisdiction in the PRC, Hong Kong, the Cayman Islands or other jurisdictions (including a court in the place of incorporation of a proposed/existing listed company with which Party A is associated, a court in the place of incorporation of Party C, and a court in the place where Party C or Party A's principal assets) shall also have the power to grant or enforce an award of the arbitral tribunal and to award or enforce interim relief in respect of Party C's equity interest or property interest, and to grant or enforce interim relief or other measures in favor of the Party initiating arbitration pending the constitution of the arbitral tribunal or in other appropriate circumstances, including but not limited to an order or judgment that the Breaching Party immediately ceases the default or that the Breaching Party refrains from conduct that may cause further damages to Party A.

10.3

In the event of any dispute arising out of the interpretation and performance of this Agreement or in the event that any dispute is subject to arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations under this Agreement, except for the matters in dispute.

10.4

If at any time after the date of this Agreement, as a result of the enactment of or change in any PRC law, regulation or rule, or as a result of a change in the interpretation or application of such law, regulation or rule; the following provisions shall apply to the extent permitted by PRC law: (a) if the change in law or newly enacted provision is more favorable to any Party than the relevant law, regulation, decree or provision in effect on the date of this Agreement (and the other Parties are not materially and adversely affected), each Party shall promptly apply for the benefit of such change or new provision and use its optimal efforts to have such application approved; or (b) if, as a result of such change in law or new regulation, the economic interests of any Party under this Agreement are directly or indirectly materially and adversely affected, this Agreement shall continue to be enforced in accordance with its original terms and conditions. Each Party shall use all lawful means to obtain a waiver of compliance with such change or new provision. If the adverse effect on the economic interests of any Party cannot be eliminated in accordance with the provisions of this Agreement, upon notice by the affected Party to the other Parties, the Parties shall promptly negotiate and make all necessary amendments to this Agreement to maintain the economic interests of the affected Party under this Agreement.

11.	Notices
11.1

All notices and other communications required or permitted to be given under this Agreement shall be delivered by hand or sent by registered mail (postage prepaid), commercial courier service or facsimile to the address and facsimile number of such Party as set forth in Annex II. The date on which such notice shall be deemed validly served shall be determined as follows:

11.1.1

A notice shall be deemed to have been validly served on the date of dispatch or rejection if it is sent by personal delivery, courier service, or registered mail, postage prepaid, at the address designated for receipt of the notice.

11.1.2	A notice, if sent by fax, shall be deemed to be validly served on the date of successful transmission (evidenced by an automatically generated transmission confirmation message).
11.2	Any party may change its address for receipt of notices, facsimile and/or email address at any time by giving notice to the other Parties in accordance with the terms and conditions of this Article.
12.	Amendment, Modification, Supplement and Copies
12.1

Any amendments, modifications and supplements to this Agreement shall be made in writing and shall become effective upon signature or seal of the Parties and completion of governmental registration formalities, as applicable.

12.2

Except as amended, supplemented or modified in writing after the execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede in its entirety all prior negotiations, representations and contracts, both oral and written, with respect to the subject matter hereof. If at any time the Parties enter into any other agreement or arrangement with respect to the subject matter of this Agreement that is inconsistent with this Agreement, this Agreement shall prevail.

12.3

Party A may, at its sole discretion, unilaterally terminate this Agreement at any time by giving a written notice to Party B and Party C without any liability. Party B and Party C shall not have the right to unilaterally terminate this Agreement.

12.4

If The Stock Exchange of Hong Kong Limited or other regulatory authorities propose any amendment to this Agreement, or if there is any change in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or related requirements in relation to this Agreement, the Parties shall amend this Agreement accordingly.

12.5	This Agreement is made in five (5) copies, Party A, Party B and Party C shall each hold one (1) copy, and the rest shall be retained by Party C. Each copy of this Agreement shall be equally valid.

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(This page is intentionally left blank to serve as the signature page to the Proxy Agreement)

IN WITNESS WHEREOF, the Parties hereto have caused this Proxy Agreement to be executed as of the date and at the place first written above.

Party A

Beijing Glorywolf Co., Ltd.

(Stamp)

By: /s/ ZHAO Peng

Name: ZHAO Peng

Position: Legal representative

(This page is intentionally left blank to serve as the signature page to the Proxy Agreement)

IN WITNESS WHEREOF, the Parties hereto have caused this Proxy Agreement to be executed as of the date and at the place first written above.

Party B

ZHAO Peng

By: /s/ ZHAO Peng

YUE Xu

By: /s/ YUE Xu

(This page is intentionally left blank to serve as the signature page to the Proxy Agreement)

IN WITNESS WHEREOF, the Parties hereto have caused this Proxy Agreement to be executed as of the date and at the place first written above.

Party C

Beijing Huapin Borui Network Technology Co., Ltd.

(Stamp)

By: /s/ ZHAO Peng

Name: ZHAO Peng

Position: Legal representative

Annex I: Power of Attorney

Date: September 30, 2022

Shareholder, ZHAO Peng (the "Shareholder"), who has been registered to hold 99.5% of the equity interest in Beijing Huapin Borui Network Technology Company Limited (the "Company"), hereby irrevocably authorizes Beijing Glorywolf Co., Ltd. (the "Agent") and its designated representative agent to exercise the entrusted rights agreed and defined in the Proxy Agreement (the "Agreement") dated September 30, 2022 and made by and among the Shareholders, the Company and the Agent.

This power of attorney is effective and irrevocable together with the Agreement.

Signature of the natural shareholder: /s/ ZHAO Peng

Annex I: Power of Attorney

Date: September 30, 2022

Shareholder YUE Xu (the "Shareholder"), who has been registered to hold 0.5% of the equity interest in Beijing Huapin Borui Network Technology Company Limited (the "Company"), hereby irrevocably authorizes Beijing Glorywolf Co., Ltd. (the "Agent") and its designated representative agent to exercise the entrusted rights agreed and defined in the Proxy Agreement (the "Agreement") dated September 30, 2022 and made by and among the Shareholders, the Company and the Agent.

This power of attorney is effective and irrevocable together with the Agreement.

Signature of the natural shareholder: /s/ YUE Xu

Annex II

For the purpose of notification, the contact details of the Parties are specified below:

Party A: Beijing Glorywolf Co., Ltd.

Address: Room 1801-10, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party B1: ZHAO Peng

Address: Room 1801-09, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party B2: YUE Xu

Address: Room 1801-09, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party C: Beijing Huapin Borui Network Technology Co., Ltd.

Address: Room 1801-09, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing